NYSE Regulation

Janice O'Neill
Senior Vice President
Corporate Compliance

11 Wall Street
New York, NY 10005
T +1 212 656 2407
F +1 212 656 5780
joneill@nyx.com

Via Electronic and U.S. Mail

February 21, 2012

Mr. Robert Davis
Chief Executive Officer, Chief Financial Officer & Chief Operating Officer
ATC Venture Group Inc.
1701 38th Avenue West
Spencer, IA 51301

Dear Mr. Davis:

ATC Venture Group Inc. (the "Company" or "ATC Venture") was advised, by letter dated January 17, 2012, that it did not meet certain of the NYSE Amex LLC's (the "NYSE Amex" or the "Exchange") continued listing standards as set forth in Sections 134 and 1101 of the NYSE Amex Company Guide[1] (the "Company Guide") in that it did not timely file its Form 10-K for the fiscal year ended September 30, 2011. Pursuant to Section 1009 of the Company Guide, the Company has until April 16, 2012 to file the Form 10-K.

A review of the Securities and Exchange Commission's (the "SEC") EDGAR database indicates that ATC Venture has yet to file its Form 10-Q for the period ended December 31, 2011. The timely filing of such report is a condition for the Company's continued listing on the Exchange, as required by Sections 134 and 1101 of the Exchange's Company Guide. In addition, the Company's failure to timely file this report is a material violation of its listing agreement with the Exchange and therefore, pursuant to Section 1003(d) of the Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company's securities from the Exchange.

As a result of the foregoing and the Company's delinquent Form 10-K for the year ended December 31, 2011 (the "2011 Form 10-K"), the Company remains subject to the procedures and requirements of Section 1009 of the Company Guide. Accordingly, the Company must contact Heather Callis at (212) 656-6248 to confirm receipt of this letter and discuss any new developments of which the Exchange staff may be unaware.

This letter constitutes notice of a failure to satisfy certain of the Exchange's continued listing standards. The Company is required to file a current report on Form 8-K pursuant to Item 3.01 of that Form within the requisite time periods. The Company must also issue a press release, pursuant to Section 402 of the Company Guide, contemporaneously with the filing of the Form 8-K that discloses receipt of this letter and the fact that it is not in compliance with the specified provisions of the Exchange's continued listing standards.[2] Please note, however, that satisfying these filing and publication requirements does not

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[1] The Company Guide may be accessed at www.nyx.com/regulation.

[2] This notice should be e-mailed to the Market Watch Department at nyxalert@nyx.com and Heather Callis at hcallis@nyx.com.

relieve the Company of its obligation to assess the materiality of this letter on an ongoing basis under the federal securities laws nor does it provide a safe harbor under the federal securities laws or otherwise. Accordingly, the Company should consult with securities counsel regarding disclosure and other obligations mandated by law.

Additionally, please be advised that the Company will remain included in a list of issuers that are not in compliance with the Exchange's continued listing standards. This list is posted daily on www.nyse.com/regulation and includes the specific listing standard(s) that the company is not compliant with. Furthermore, the Exchange is utilizing the financial status indicator fields in the Consolidate Tape Association's Consolidated Tape System ("CTS") and Consolidated Quote Systems ("CQS") High Speed Tapes to identify companies that are noncompliant with the Exchange's continued listing standards and/or are delinquent with respect to a required federal securities law periodic filing. Therefore, the Company will become subject to the indicator .LF to denote its noncompliance.[3] The indicator will not change the Company's trading symbol itself, but will be disseminated as an extension of the Company's symbol on the CTS and CQS whenever the Company's trading symbol is transmitted with a quotation or trade. Both the website posting and indicator will remain in effect until such time as the Company has regained compliance with all applicable continued listing standards.

This letter and any response may constitute non-public information in accordance with federal securities laws, and you may wish to consult with your legal counsel about the Company's obligations in this regard. The only designated representatives at the Exchange with which this matter should be discussed are staff members of the Corporate Compliance and Market Watch Departments. Further, as I am sure you are aware, pursuant to Section 910 of the Company Guide, Designated Market Makers ("DMM") must be treated as members of the public and, accordingly, no non-public information should be discussed with or otherwise disclosed to the Company's DMM.

In addition, our review of the preliminary financial statements for the fiscal year ended December 31, 2011 indicates that the Company may also fall below compliance with the minimum $4 million in stockholders' equity continued listing standards in Section 1003(a) (ii) of the Company Guide. The preliminary financial statements show equity of $2,887,873 as of December 31, 2011, and losses from continuing operations and/or net losses in three of its four most recent fiscal years. Accordingly, this is an early warning of the Company's potential for an additional instance of noncompliance. In this regard, no action is required by the Company. We will continue to monitor the Company in the near term and request that the Company be proactive in its discussions with the NYSE Amex regarding any developments that may occur in this regard. The Exchange Staff will notify the Company in writing of any additional instances of noncompliance.

The Exchange remains hopeful that the Company will be able to maintain its listing. If you are in need of any assistance in this matter, please do not hesitate to contact Heather Callis at (212) 656-6248.

Sincerely,

Janice O'Neill

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[3]Please note that companies that do not comply with the Exchange's qualitative and/or quantitative continued listing standards will become subject to the website posting and indicator .BC.